Exhibit 99.1

GlyEco Reports First Quarter 2017 Results

Total Revenues Increased 59% for the Quarter

Organic Revenues Increased 11% for the Quarter

ROCK HILL, SC / ACCESSWIRE / May 15, 2017 / GlyEco, Inc. (“GlyEco” or the “Company”) (GLYE), a leading specialty chemical company, announced today the following financial results for the quarter ended March 31, 2017:

	Quarter ended March 31,
	2017	2016

Sales, net	$2,290,321	$1,442,898
Gross profit	$139,735	$137,371
Total operating expenses	$1,051,671	$938,035
Loss from operations	$(911,936)	$(800,664)
Net loss	$(1,108,154)	$(805,910)
Adjusted EBITDA	$(529,468)	$(443,369)

“With our first quarter 2017 results we have already begun to see the benefits of the acquisitions we completed in December 2016 and our sales efforts that we launched in late 2016, as revenues increased 59% compared to the first quarter of last year. Additionally, our operating expense ratio decreased 20 percentage points as we increased the scale of our operations. However, our gross profit margin was negatively impacted by approximately $200,000 of production costs that were not fully absorbed into inventory, but rather expensed while the newly acquired Glycol Recycling Unit (the “GRU”) facility in Institute, West Virginia was off-line during the first 2 months of the quarter for infrastructure related capital improvements,” said Ian Rhodes, GlyEco’s President and Chief Executive Officer. “Additionally, organic revenues increased 11%, a solid increase, but even more meaningful when considered against the backdrop of a mild winter in 2017 compared to 2016.”

Effective January 1, 2017, the Company has two segments, Consumer and Industrial. Presented below are the financial results for each segment as well as reconciling items to the consolidated results.

	Consumer	Industrial	Inter Segment Eliminations	Corporate	Total
Sales, net	$1,598,640	$940,681	$(249,000)	$—	$2,290,321

Gross profit	191,939	(52,204)	—	—	139,735

Total operating expenses	468,502	253,795	—	329,374	1,051,671

Loss from operations	(276,563)	(305,999)	—	(329,374)	(911,936)

Adjusted EBITDA	(170,996)	(166,084)	—	(192,388)	(529,468)

First Quarter of 2017 Highlights

●	Sales increased 59% or $847 thousand to $2.3 million for the quarter ended March 31, 2017, as compared to $1.4 million for the quarter ended March 31, 2016.

●	Organic sales increased 11% or $156 thousand from $1.4 million for the quarter ended March 31, 2016 to $1.6 million for the quarter ended March 31, 2017.

●	Operating loss of $912 thousand for the quarter ended March 31, 2017, compared to $801 thousand for the quarter ended March 31, 2016.

●	Adjusted EBITDA of negative $529 thousand for the quarter ended March 31, 2017, compared to negative $443 thousand for the quarter ended March 31, 2016.

●	Average monthly distillation production for our Consumer segment was 80,000 gallons for the quarter ended March 31, 2017, the highest quarterly average for the past five quarters and a significant increase from an average monthly distillation production of 44,000 gallons for the quarter ended March 31, 2016.

First Quarter of 2017 Financial Review

The Company’s sales for the quarter ended March 31, 2017, were $2.3 million compared to $1.4 million for the quarter ended March 31, 2016, representing an increase of $847 thousand, or approximately 59%. The increase in Net Sales was due to organic revenue growth of $156 thousand, or approximately 11%, and $692 thousand of sales related to the businesses and assets acquired in December 2016.

The Company realized a gross profit of $140 thousand for the quarter ended March 31, 2017, compared to a gross profit of $137 thousand for the quarter ended March 31, 2016. The gross profit margin was negatively impacted by approximately $200,000 of production costs that were not fully absorbed into inventory, but rather expensed as incurred while the newly acquired Glycol Recycling Unit (the “GRU”) facility in Institute, West Virginia was off-line during the first 2 months of the quarter for infrastructure related capital improvements.

The Company reported an operating loss of $912 thousand for the quarter ended March 31, 2017, compared to an $801 thousand operating loss for the quarter ended March 31, 2016.

The Company reported a net loss of $1.1 million for the quarter ended March 31, 2017, compared to a net loss of $806 thousand for the quarter ended March 31, 2016.

The Company reported adjusted EBITDA of negative $529 thousand for the quarter ended March 31, 2017, compared to negative $443 thousand for the quarter ended March 31, 2016.

Business Update

As our West Virginia facility was off-line for half of the first quarter, we did not see the full benefit this quarter of the combined businesses. However, we were pleased with the revenue growth and reduction in our operating expense ratio, which both speak well for the positive direction of our company.

We are focused on profitable revenue growth and continue to seek out and add sales and other personnel, as well as, business partners that will have a meaningful positive impact on both our top and bottom line results. We expect period over period sales growth for the remainder of 2017 to exceed the sales growth we experienced in the first quarter of 2017.

We are also focused on expanding our gross margin through a combination of increased sales and improvements in our production and distribution operations. We expect production savings through a combination of further production increases and decreases in key costs. We continue to invest in new equipment and make enhancements to existing equipment to improve operations and drive down costs. We have added and will continue to add personnel to further strengthen our growing operations team. We expect our gross margin for the remainder of 2017 to be better than our gross margin in the first quarter of 2017.

Subsequent to the end of the quarter, our Company entered into a sale-leaseback transaction for $1.7 million and used the proceeds to repay $1.0 million in notes and deploy the balance into working capital.

Also subsequent to the end of the quarter, our monthly sales for April exceeded $1 million and set a new monthly sales record for the company.

About GlyEco, Inc.

GlyEco is a leading specialty chemical company, leveraging technology and innovation to focus on vertically integrated, eco-friendly manufacturing, customer service and distribution solutions. Our eight facilities, including the recently acquired 14-20 million gallons per year, ASTM E1177 EG-1, glycol re-distillation plant in West Virginia, deliver superior quality glycol products that meet or exceed ASTM quality standards, including a wide spectrum of ready to use antifreezes and additive packages for antifreeze/coolant, gas patch coolants and heat transfer fluid industries, throughout North America. Our team’s extensive experience in the chemical field, including direct experience with reclamation of all types of glycols, gives us the ability to process a wide range of feedstock streams, formulate and produce unique products and has earned us an outstanding reputation in our markets.

For further information, please visit: http://www.glyeco.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the words “believe,” “anticipate,” “expect,” “intend,” “estimate,” and similar expressions. All statements in this document regarding the future outlook related to GlyEco, Inc. are forward-looking statements. Such statements are based on the current expectations, beliefs, estimates and projections of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including the risk that the future data will not be as favorable as the initial results. Additional uncertainties and risks are described in our most recent Annual Report on Form 10-K. For a more detailed discussion of factors that affect GlyEco’s operations, please refer our filings with the Securities and Exchange Commission (“SEC”). Copies of these filings are available through the SEC website at http://www.sec.gov. All forward-looking statements are based upon information available to us on the date hereof, and GlyEco undertakes no obligation to update this forward-looking information.

Contact:

GlyEco, Inc.

Ian Rhodes

President and Chief Executive Officer

irhodes@glyeco.com

866-960-1539

SOURCE: GlyEco, Inc.

GLYECO, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

March 31, 2017 and December 31, 2016

	March 31, 2017	December 31, 2016
	(unaudited)
ASSETS

Current Assets
Cash	$428,997	$1,413,999
Cash - restricted	58,653	76,552
Accounts receivable, net	1,127,802	1,096,713
Prepaid expenses	334,205	340,899
Inventories	1,405,585	644,522
Total current assets	3,355,242	3,572,685

Property, plant and equipment, net	3,834,061	3,657,839

Other Assets
Deposits	387,035	387,035
Goodwill	3,822,583	3,693,083
Other intangible assets, net	2,662,746	2,794,204
Total other assets	6,872,364	6,874,322

Total assets	$14,061,667	$14,104,846

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses	$1,847,648	$961,010
Due to related parties	1,816	6,191
Contingent acquisition consideration	1,803,676	1,821,575
Notes payable – current portion, net of debt discount	2,629,490	2,541,178
Capital lease obligations – current portion	6,206	6,838
Total current liabilities	6,288,836	5,336,792

Non-Current Liabilities
Notes payable – non-current portion	2,940,652	2,963,640
Capital lease obligations – non-current portion	3,060	3,371
Total non-current liabilities	2,943,712	2,967,011

Total liabilities	9,232,548	8,303,803

Commitments and Contingencies

Stockholders’ Equity
Preferred stock; 40,000,000 shares authorized; $0.0001 par value; no shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	—	—
Common stock, 300,000,000 shares authorized; $0.0001 par value; 126,944,190 and 126,156,189 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	12,694	12,616
Additional paid-in capital	42,740,398	42,603,490
Accumulated deficit	(37,923,973)	(36,815,063)
Total stockholders’ equity	4,829,119	5,801,043

Total liabilities and stockholders’ equity	$14,061,667	$14,104,846

GLYECO, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

For the three months ended March 31, 2017 and 2016

	Three months ended March 31,
	2017	2016
	(unaudited)	(unaudited)

Sales, net	$2,290,321	$1,442,898
Cost of goods sold	2,150,586	1,305,527
Gross profit	139,735	137,371

Operating expenses:
Consulting fees	53,426	42,560
Share-based compensation	136,986	280,764
Salaries and wages	343,055	256,450
Legal and professional	160,991	98,773
General and administrative	357,213	259,488
Total operating expenses	1,051,671	938,035

Loss from operations	(911,936)	(800,664)

Other (income) and expenses
Interest income	—	(53)
Interest expense	196,218	4,612
Total other expense, net	196,218	4,559

Loss before provision for income taxes	(1,108,154)	(805,223)

Provision for income taxes	756	687

Net loss	$(1,108,910)	$(805,910)

Basic and diluted loss per share	$(0.01)	$(0.01)

Weighted average number of common shares outstanding - basic and diluted	126,269,222	86,451,976

GLYECO, INC. AND SUBSIDIARIES

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (non-GAAP)

For the three months ended March 31, 2017 and 2016

	Three Months Ended March 31,
	2017	2016
Net loss	$(1,108,910)	$(805,910)

Interest expense, net	196,218	4,559
Income tax expense	756	687
Depreciation and amortization	245,482	76,531
Share-based compensation	136,986	280,764
Adjusted EBITDA	$(529,468)	$(443,369)

Presented above is the non-GAAP financial measure representing earnings before interest, taxes, depreciation, amortization and stock compensation (which we refer to as “Adjusted EBITDA”) and the reconciliations of Adjusted EBITDA to net loss. Adjusted EBITDA should be viewed as supplemental to, and not as an alternative for, net income (loss) and cash flows from operations calculated in accordance with GAAP.

Adjusted EBITDA is used by our management as an additional measure of our Company’s performance for purposes of business decision-making, including developing budgets, managing expenditures, and evaluating potential acquisitions or divestitures. Period-to-period comparisons of Adjusted EBITDA help our management identify additional trends in our Company’s financial results that may not be shown solely by period-to-period comparisons of net income (loss) and cash flows from operations. In addition, we may use Adjusted EBITDA in the incentive compensation programs applicable to many of our employees in order to evaluate our Company’s performance. Further, we believe that the presentation of Adjusted EBITDA is useful to investors in their analysis of our results and helps investors make comparisons between our company and other companies that may have different capital structures, different effective income tax rates and tax attributes, different capitalized asset values and/or different forms of employee compensation. Our management recognizes that Adjusted EBITDA has inherent limitations because of the excluded items, particularly those items that are recurring in nature. In order to compensate for those limitations, management also reviews the specific items that are excluded from Adjusted EBITDA, but included in net income (loss), as well as trends in those items.